UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 30, 2008

Metalico, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32453	52-2169780
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

186 North Ave. East, Cranford, New Jersey		07016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(908) 497-9610

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Acquisition

The information set forth under Items 2.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 1.01.

Private Placement

The information set forth under Item 2.03 of this Current Report on Form 8-K is incorporated by reference in response to this Item 1.01.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 30, 2008, Metalico, Inc. (the "Company"), through its Metalico Neville, Inc. subsidiary, entered into a definitive Asset Purchase Agreement (the "Asset Purchase Agreement") for the previously announced acquisition (the "Acquisition") of substantially all the assets, including real property, of Grand Avenue Incorporated, Assad Iron & Metals, Inc., Heidelberg Metals, Inc. (doing business as Neville Metals), Neville Recycling LLC, and Platt Properties LLC, an affiliated group of family-owned scrap metal recycling operations in Western Pennsylvania with a satellite yard in Colliers, West Virginia. The transaction closed May 1, 2008. All acquired real property located in Pennsylvania was purchased by another subsidiary, Metalico Neville Realty, Inc., and a parcel located in Colliers, West Virginia was purchased by another subsidiary, Metalico Colliers Realty, Inc. The purchase price for the Acquisition was approximately $76.0 million (plus $3.8 million for excess inventory), $69 million of which (plus the excess inventory payment) was paid in cash from a portion of the proceeds of the Company's private placement described below and $7 million of which was provided in the form of shares of the Company’s common stock, par value $0.001 per share ("Common Stock")having an aggregate value of $7 million determined at a price per share of $11.25 (for an aggregate of 622,222 shares), subject to the Acquisition Stock Make-Whole (as defined below). If, during the four-month period commencing on the sixth-month anniversary of the closing date of the Acquisition, any portion of such shares is sold by the seller for proceeds, net of commissions and transaction costs, at a price less than $11.25 per share, the Company will be required to pay to the seller the difference between $11.25 and the net proceeds per share received by the seller for each such share sold during such four month period (the "Acquisition Stock Make-Whole"). The above description of the terms of the Asset Purchase Agreement is qualified in its entirety by the Asset Purchase Agreement, which is being filed as Exhibit 10.1 to this Current Report on Form 8-K, and the Acquisition Stock Make-Whole letter agreement, the form of which is being filed as Exhibit 10.2 to this Current Report on Form 8-K.

A press release regarding, among other things, the transaction is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

The Company will file the financial statements and the pro forma financial information regarding the assets acquired in the Acquisition within the time periods prescribed by Item 9.01 of Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 1, 2008, the Company completed the issuance of notes and warrants pursuant to the Securities Purchase Agreement (the "Securities Purchase Agreement") dated as of April 23, 2008, as amended on May 1, 2008, among the Company and the purchasers named therein (the "Note Purchasers") attached as Exhibit 10.1 to the Company's Current Report on Form 8-K/A filed April 24, 2008 (the "Prior Filing"). The Securities Purchase Agreement provides for the sale by the Company to the Note Purchasers of $100,000,000 of Senior Unsecured Convertible Notes (the "Notes") convertible into shares of Common Stock (the "Note Shares"). The Note Purchasers also received a total of 250,000 warrants ("Warrants") for shares of Common Stock (the "Warrant Shares") at an exercise price of $14.00 per share (subject to adjustment) with a term of six years. The initial conversion price of the Notes is $14.00 per share. The Notes bear interest at 7% per annum, payable in cash, and mature in April 2028. In addition, the Notes contain (i) an optional repurchase right exercisable by the Note Purchasers on the sixth, eighth and twelfth anniversary of the date of issuance of the Notes, whereby each Note Purchaser has the right to require the Company to redeem the Notes under certain circumstances, and (ii) an optional redemption right exercisable by the Company beginning on the third anniversary of the date of issuance of the Notes and ending on the day immediately prior to the sixth anniversary of the date of issuance of the Notes, whereby the Company has the option but not the obligation to redeem the Notes at a redemption price equal to 150% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest thereon, limited to 30% of the aggregate principal amount of the Notes as of the issuance date, and from and after the sixth anniversary of the date of issuance of the Notes, the Company has the option to redeem any or all of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest thereon. The Notes also contain (i) certain repurchase requirements upon a change of control, (ii) make whole provisions upon a change of control, (iii) "weighted average" anti-dilution protection, subject to certain exceptions, (iv) an interest make-whole provision in the event that the Note Purchasers are forced to convert their Notes between the third and sixth anniversary of the date of issuance of the Notes whereby the Note Purchasers would receive the present value (using a 3.5% discount rate) of the interest they would have earned should their Notes so converted had been outstanding from such forced conversion date through the sixth anniversary of the date of issuance of the Notes, and (v) a debt incurrence covenant which would limit the ability of the Corporation to incur additional debt, under certain circumstances. As a result of certain rules of the American Stock Exchange, the Company expects to seek stockholder approval for the right to issue more than 20% of the Company’s outstanding common stock under certain terms of the Notes at its next annual meeting of stockholders. The amendment to the Securities Purchase Agreement substituted an amended form of the Note for the form of Note attached to the Securities Purchase Agreement and attached to the Prior Filing as Exhibit 10.2, and modified the Company's obligations under the Securities Purchase Agreement to pay certain legal fees of the Note Purchasers. The above description of the terms of the Notes is qualified in its entirety by the amended form of Note, which is being filed as Exhibit 10.3 to this Current Report on Form 8-K.

In connection with the Securities Purchase Agreement, the Company and the Note Purchasers entered into a Registration Rights Agreement, dated as of April 23, 2008, and the Company agreed to file a registration statement to register the resale of the Note Shares and the Warrant Shares within 45 days of the effective date of the registration statement filed for the shares issued in the Company’s private placement of equity of April 9, 2008 (the "Equity Placement"), provided that the Company will include the Note Shares and the Warrant Shares in the registration statement to be filed in connection with the Equity Placement upon receipt of the requisite consent of the investors therein, and to use commercially reasonable efforts to cause the registration statement to be declared effective within 90 days (or 120 days upon receipt of comments from the SEC) from the effective date of the registration statement filed for the shares issued in the Equity Placement, subject to the Company’s right to delay such obligations under certain circumstances. In the event the Company fails to meet its obligations, it will be subject to customary penalties.

The Company used approximately $69,000,000 of the net proceeds from the offering to finance the Acquisition described in Item 2.01 above. The remainder of the proceeds will be used for future acquisitions and working capital purposes relating to prior or future acquisitions.

All of the Purchasers represented that they were "accredited investors," as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), and the sale of the Notes and Warrants was made in reliance on exemptions provided by Regulation D and Section 4(2) of the Securities Act.

In connection with the private placement, the Company incurred expenses which included, without limitation, commissions to the placement agent, legal and accounting fees, and other miscellaneous expenses, of approximately $5.3 million.

The Company did not use any form of advertising or general solicitation in connection with the sale of the Notes and the Warrants. The Notes, the Warrants, the Note Shares and the Warrant Shares will be non-transferable in the absence of an effective registration statement under the Securities Act, or an available exemption therefrom, and all certificates will be imprinted with a restrictive legend to that effect.
A press release regarding, among other things, the transaction is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Items 2.01 and 2.03 of this Current Report on Form 8-K is incorporated by reference in response to this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

Ex. 10.1 Asset Purchase Agreement dated as of April 30, 2008 between Metalico Neville, Inc., as buyer, and, collectively, Grand Avenue Incorporated, Assad Iron & Metals, Inc., Heidelberg Metals, Inc. (doing business as Neville Metals), Neville Recycling LLC, and Platt Properties LLC, as sellers.

Ex. 10.2 Form of Acquisition Stock Make-Whole letter agreement dated as of April 30, 2008 between Metalico, Inc. and the individual holders of Acquisition Stock.

Ex. 10.3 Form of Note.

Ex. 99.1 Press Release issued May 2, 2008.

The information furnished in this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metalico, Inc.

May 5, 2008	By:	Carlos E. Aguero

Name: Carlos E. Aguero
Title: Chairman, President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Asset Purchase Agreement dated as of April 30, 2008 between Metalico Neville, Inc., as buyer, and, collectively, Grand Avenue Incorporated, Assad Iron & Metals, Inc., Heidelberg Metals, Inc. (doing business as Neville Metals), Neville Recycling LLC, and Platt Properties LLC, as sellers.
10.2	Form of Acquisition Stock Make-Whole letter agreement dated as of April 30, 2008 between Metalico, Inc. and the individual holders of Acquisition Stock.
10.3	Form of Note
99.1	Press Release issued May 5, 2008